Exhibit 28.A

First Chicago Credit Card Master Trust II

Excess Spread Analysis—June 2003

Series	* 1999-Y
Deal Size	$550MM
Expected Maturity	08/15/2003

Yield	6.65%
Less: Coupon	1.39%
Servicing Fee	0.54%
Net Credit Losses	1.96%
Excess Spread:
June-03	2.76%
May-03	4.38%
April-03	6.34%
Three Month Average Excess Spread	4.49%

Delinquency:
30 to 59 Days	1.20%
60 to 89 Days	0.80%
90+ Days	1.71%
Total	3.71%

Payment Rate	29.83%

*	Results are skewed downward due to the calculation methodology during the accumulation period.